Exhibit 6(a)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       of

                        MINNESOTA LIFE INSURANCE COMPANY


Robert L. Senkler and Dennis E. Prohofsky, respectively, the President and Secretary of Minnesota Life Insurance Company, a corporation under and existing by virtue of the laws of the State of Minnesota, do hereby certify that the following Restated Certificate of Incorporation was duly adopted by an affirmative vote of a majority of the stockholders at a special meeting of the Company on December 10, 1998.

This Restated Certificate of Incorporation of Minnesota Life Insurance Company supersedes and takes the place of the existing Certificate of Incorporation and all amendments to it:


                                    ARTICLE I
The name of the Company is Minnesota Life Insurance Company (the "Company").

                                   ARTICLE II
The principal office of the Company shall be located at 400 Robert Street North, Saint Paul, Minnesota 55101-2098.

                                   ARTICLE III
The Company is incorporated for the purpose of transacting the business of and making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers and privileges granted or permitted life insurance companies organized under the provisions of Minnesota Statutes, Chapter 300, and all Acts amendatory thereof or additional thereto.

                                   ARTICLE IV
The duration and continuation of the Company shall be perpetual.

                                    ARTICLE V
The authorized capital stock of this Company shall be 5,000,000 shares initially paid in by operation of Minnesota Statutes Section 60A.077 and subsequently paid in cash, consisting of shares of Common Stock, with par value of $1.00 per share. Each share of the Common Stock shall have one vote per share.

No shareholder of the Company shall have any pre-emptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Company of any class or series, whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Company.

                                   ARTICLE VI
The corporate powers of the Company shall be vested in a Board of Directors of at least five persons and shall be exercised by the Board of Directors and by such officers, agents, employees and committees as the Board of Directors may, in its discretion, from time to time appoint and empower. The Board of Directors shall have the power from time to time to make, amend or repeal such bylaws, rules and regulations for the transaction of the business of the Company as the Board of Directors may deem expedient and as are not inconsistent with this Certificate of Incorporation or the constitution or other laws of the State of Minnesota.

The directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible: the first class, the second class and the third class. Each such director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such director was elected, provided, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting in 2000, the directors first elected to the second class shall serve for a term ending upon the election of directors at the annual meeting in 2001, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the annual meeting in 2002.

At each annual election, commencing at the annual meeting in 2000, the successors to the class of directors whose term expires at that time shall be elected by stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of the directors.

Any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, an increase in the number of directorships or other cause shall be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum or by the sole remaining director. A director so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes by a two-thirds (2/3) vote of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE VII
The incumbent members of the Board of Directors as of the date of the filing of this Restated Certificate of Incorporation shall continue to be directors of the Company until their successors are duly elected and qualified in accordance with the bylaws. The current members of the Board of Directors who shall continue to be directors of the Company and their respective addresses are:

       Name of Director                      Address

 Giulio Agostini                      3M
                                      3M Center - Executive 220-14W-08
                                      St. Paul, MN  55144-1000

 Anthony L. Andersen                  H. B. Fuller Company
                                      2424 Territorial Road
                                      St. Paul, MN  55114

 Leslie S. Biller                     Norwest Corporation
                                      Sixth and Marquette
                                      Minneapolis, MN  55479-1052

 John F. Grundhofer                   U.S. Bancorp
                                      601 2nd Avenue South
                                      Suite 2900
                                      Minneapolis, MN  55402-4302

 Harold V. Haverty                    701 Fourth Avenue South, Suite 300
                                      Minneapolis, MN  55415

 David S. Kidwell                     The Curtis L. Carlson School of Management
                                      University of Minnesota
                                      321 19th Avenue South
                                      Minneapolis, MN 55455

 Reatha C. King                       General Mills Foundation
                                      P O Box 1113
                                      Minneapolis, MN  55440

 Thomas E. Rohricht                   Doherty, Rumble & Butler P.A.
                                      2800 Minnesota World Trade Center
                                      30 East Seventh Street
                                      St. Paul, MN 55101-4999

 Terry T. Saario                      Bravo!, LLC
                                      900 Hennepin Avenue
                                      Minneapolis, MN  55403

 Robert L. Senkler                    Minnesota Life Insurance Company
                                      400 Robert Street North
                                      St. Paul, MN  55101

 Michael E. Shannon                   Ecolab, Inc.
                                      370 Wabasha Street
                                      Ecolab Center
                                      St. Paul, MN 55102

 Frederick T. Weyerhaeuser            Clearwater Investment Trust
                                      332 Minnesota Street
                                      Suite W-2090
                                      St. Paul, MN  55101-1308

                                  ARTICLE VIII
A director of the Company shall not be liable to the Company or the stockholders of the Company for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Minnesota Statutes, Section 300.64, as the same currently exists or hereafter is amended. Specifically such exemption shall not apply to:

         (a) a breach of the director's duty of loyalty to the Company or its stockholders;

         (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

         (c) acts prohibited under Minnesota Statutes, Section 300.60, as the same currently exists or is hereafter amended;

         (d) payment of a dividend when the Company is insolvent;

         (e) intentional neglect or refusal to perform a duty imposed by law;

         (f) a transaction from which the director derives an improper personal benefit; or

         (g) an act or omission occurring prior to the date when this Restated Certificate of Incorporation became effective.

                                   ARTICLE IX
In no event shall any funds or investments be held in the name of any individual who is an officer or employee of the Company. The Board of Directors shall designate those banks and financial institutions in which the Company funds shall be deposited. The Board by separate resolution also shall designate the persons authorized to withdraw or transfer funds held in those accounts. No funds shall be withdrawn or transferred from those accounts except upon the authorization of the person or persons so authorized.

                                    ARTICLE X
The annual meeting of the Company shall be held on the first Tuesday in May of each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday.

                                   ARTICLE XI
The Company is authorized to issue any or all of its policies with or without participation in profits, savings or unabsorbed portions of premiums; to classify such policies issued on a participating or nonparticipating basis; and to determine the right to participate and the extent of participation of any class or classes of such policies, at the discretion of the Board of Directors. The declaration and crediting of any policy dividend shall be subject to approval by majority vote of the Minnesota Mutual Companies, Inc. Board of Directors.

                                   ARTICLE XII
This Restated Certificate of Incorporation may be amended at any annual meeting of the Company, or any special meeting of the Company called for that expressly stated purpose, by the affirmative vote of a majority of the stockholders.

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation.


__________________________, 1998                ________________________________
                                                Robert L. Senkler
                                                Chairman of the Board, President
                                                and Chief Executive Officer


__________________________, 1998                ________________________________
                                                Dennis E. Prohofsky
                                                Senior Vice President, Secretary
                                                and General Counsel